The Simply Good Foods Company Reports Fiscal First Quarter
2021 Financial Results; Updates Fiscal First Half of Year 2021 Outlook

Denver, CO, January 6, 2021 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen weeks ended November 28, 2020. Year ago amounts for the first quarter ended November 30, 2019 represents thirteen weeks of legacy Atkins and approximately three weeks of Quest Nutrition, LLC (“Quest”). The Company’s references to “legacy Atkins” in this press release encompasses Simply Goods Foods’ business excluding Quest.

Highlights:(1)

•Net sales increased 51.9% driven by the Quest acquisition
•Net income of $22.5 million versus a net loss of $4.8 million
•Earnings (loss) per diluted share (“EPS”) of $0.23 versus $(0.05)
•Adjusted Diluted EPS (3) of $0.29 versus $0.22
•Adjusted EBITDA(2) increased 53.2% to $48.7 million
•Outlook for the first half of fiscal 2021 updated:
◦Net Sales expected to be in the $455-465 million range, greater than the previous estimate of $425-435 million
◦Adjusted EBITDA(2) expected to be in the $85-90 million, greater than the previous estimate of $77-82 million

“We are pleased that our fiscal first quarter performance exceeded our expectations despite the ongoing challenges of operating in the COVID-19 environment,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “We delivered another quarter of sequential improvement in both net sales and earnings driven primarily by strong e-commerce growth, retail takeaway that exceeded our expectations and the timing of shipments related to the seasonal inventory build by certain retailers.”

“Total Simply Good Foods retail takeaway for the thirteen weeks ending November 28, 2020, increased 1.4% in the U.S. measured channels of IRI MULO + Convenience Stores, and outpaced the category. We estimate that total Simply Goods Foods U.S. retail takeaway in measured and unmeasured channels increased mid-single-digits, on a percentage basis versus last year, driven by solid Quest measured channel performance and a combined 55% year over year increase of Atkins and Quest within the e-commerce channel. The Atkins and Quest brands are tightly aligned with the consumer mega-trends of both health and wellness and convenience and on-the-go nutrition, attributes that consumers tell us are important when making snacking decisions. We believe that as consumer mobility improves in 2021 that the benefits of our products will become increasingly more relevant and that we are well positioned to win in the marketplace.”

Fiscal First Quarter 2021 Results

Net sales increased $79.0 million, or 51.9%, to $231.2 million. The Quest acquisition closed on November 7, 2019, therefore the majority of the net sales growth in the quarter is driven by the acquisition. Specifically, Quest net sales increased $78.7 million to $95.8 million, a contribution of 51.7% to total Simply Good Foods first quarter net sales growth. Legacy Atkins net sales increased 0.2%, including the divestiture of the SimplyProtein® brand on September 24, 2020, which is a 1.7% headwind. Atkins and Quest performance exceeded internal forecasts due to better than expected e-commerce retail takeaway and the timing of shipments related to the seasonal inventory build by certain retailers.

Gross profit was $94.0 million for the first quarter of fiscal 2021, an increase of $31.8 million or 51.2%. The increase in gross profit was primarily driven by the Quest acquisition. Gross margin was 40.7% in the first quarter of fiscal 2021, a decline of 20 basis points versus last year due to unfavorable product mix and the full quarter impact of the lower margin Quest business. Gross profit in the prior year was affected by a non-cash $2.4 million inventory purchase accounting step-up adjustment related to the Quest acquisition. Recall, the non-cash inventory purchase accounting step-up was a 160 basis point headwind in the first quarter of fiscal 2020.

In the first quarter of fiscal 2021 the Company reported net income of $22.5 million compared to a net loss of $4.8 million for the comparable period of 2020. The increase in gross profit was partially offset by a 36.7% increase in selling and marketing expenses primarily due to the inclusion of Quest. For the full year, the Company continues to anticipate that advertising and marketing will increase at least in-line with organic sales growth. General and administrative expenses increased $7.3 million as a result of the inclusion of Quest costs as well as by one-time integration and restructuring expenses of $3.8 million.

Interest expense was $8.4 million, an increase of $3.4 million versus the first quarter of 2020, due to financing related to the Quest acquisition.

Adjusted EBITDA(2), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 53.2% to $48.7 million, primarily related to the Quest acquisition.

In the first quarter of 2021, the Company reported Diluted EPS of $0.23 versus a loss of $(0.05) in the year ago period. Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.29 versus $0.22 in the year ago period.

Balance Sheet and Cash Flow

In the first quarter of fiscal 2021, combined cash flow from operations and the proceeds from the previously mentioned sale of the SimplyProtein brand, were about $21.0 million. In November 2020, the Company paid down $25.0 million of its term loan debt, and at the end of the first quarter the outstanding principal balance was $581.5 million. As of November 28, 2020, the Company had cash and cash equivalents of $91.5 million and a trailing twelve month Net Debt to Adjusted EBITDA ratio of 2.9x(4).

Outlook

“We are encouraged with our start to the year, the improved marketplace performance of our business during the quarter, and the progress we are making against our strategic initiatives. However, there is still uncertainty related to the duration of reduced consumer mobility and when shopping trips will return to pre-pandemic levels, particularly in the mass market retail channel. Therefore, it remains difficult to provide a full-year fiscal 2021 outlook at this time. We will continue to execute against our strategies, and we believe we are positioned for long-term sustainable net sales and earnings growth that we expect will create value for all shareholders,” Scalzo concluded.

The Company updated its outlook for the first half of fiscal 2021. Assuming U.S. consumer movement restrictions remain at the current levels, the Company anticipates net sales of $455-465 million and Adjusted EBITDA(2,5) of $85-90 million. As previously stated, the divestiture of SimplyProtein and the exit of Europe is about a 2% headwind to both the first half and full year fiscal 2021 net sales growth. The Company’s previous outlook for the first half of fiscal 2021 net sales and Adjusted EBITDA(2,5) was $425-435 million and $77-82 million, respectively. Additionally, due to the Company's variable business model, the Company reaffirms its expectation that full year gross margin will be about the same as fiscal 2020 and that Adjusted EBITDA margin will increase.

___________________________________
(1) All comparisons for the first quarter ended November 28, 2020 versus the first quarter ended November 30, 2019.
(2) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2021, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, including the timing of and amount of integration costs and restructuring charges associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, January 6, 2021 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, January 20, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13714183.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Quest®, and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Simply Good Foods aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These forward-looking statements include the expected effects from the COVID-19 outbreak, statements regarding the integration of Quest, future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to the effect of the COVID-19 outbreak on the Company's business, suppliers (including its contract manufacturing and logistics suppliers), customers, consumers and employees along with disruptions or inefficiencies in the supply chain resulting from any effects of the COVID-19 outbreak; achieving the anticipated benefits of the Quest acquisition; difficulties and delays in achieving the synergies and cost savings in connection with the Quest acquisition; changes in the business environment in which the Company operates including general financial, economic, capital market, regulatory and political conditions affecting the Company and the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s or Quest’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	November 28, 2020	August 29, 2020
Assets
Current assets:
Cash and cash equivalents	$91,476	$95,847
Accounts receivable, net	97,887	89,740
Inventories	76,067	59,085
Prepaid expenses	4,345	3,644
Other current assets	9,178	11,947
Total current assets	278,953	260,263

Long-term assets:
Property and equipment, net	11,344	11,850
Intangible assets, net	1,149,895	1,158,768
Goodwill	543,134	544,774
Other long-term assets	31,892	32,790
Total assets	$2,015,218	$2,008,445

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$41,409	$32,240
Accrued interest	720	960
Accrued expenses and other current liabilities	32,972	38,007
Current maturities of long-term debt	275	271
Total current liabilities	75,376	71,478

Long-term liabilities:
Long-term debt, less current maturities	572,923	596,879
Deferred income taxes	88,543	84,352
Other long-term liabilities	21,884	22,765
Total liabilities	758,726	775,474
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 95,818,871 and 95,751,845 shares issued at November 28, 2020 and August 29, 2020, respectively	958	958
Treasury stock, 98,234 and 98,234 shares at cost at November 28, 2020 and August 29, 2020, respectively	(2,145)	(2,145)
Additional paid-in-capital	1,095,573	1,094,507
Retained earnings	163,030	140,530
Accumulated other comprehensive loss	(924)	(879)
Total stockholders’ equity	1,256,492	1,232,971
Total liabilities and stockholders’ equity	$2,015,218	$2,008,445

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended
	November 28, 2020	November 30, 2019
Net sales	$231,152	$152,153
Cost of goods sold	137,111	89,947
Gross profit	94,041	62,206

Operating expenses:
Selling and marketing	25,195	18,434
General and administrative	25,415	18,145
Depreciation and amortization	4,244	2,453
Business transaction costs	—	26,159
Total operating expenses	54,854	65,191

Income (loss) from operations	39,187	(2,985)

Other income (expense):
Interest income	3	1,379
Interest expense	(8,372)	(4,969)
Gain on foreign currency transactions	9	16
Other income	47	37
Total other expense	(8,313)	(3,537)

Income (loss) before income taxes	30,874	(6,522)
Income tax expense (benefit)	8,374	(1,729)
Net income (loss)	$22,500	$(4,793)

Other comprehensive income (loss):
Foreign currency translation adjustments	(45)	—
Comprehensive income (loss)	$22,455	$(4,793)

Earnings (loss) per share from net income (loss):
Basic	$0.24	$(0.05)
Diluted	$0.23	$(0.05)
Weighted average shares outstanding:
Basic	95,538,111	89,708,633
Diluted	99,763,119	89,708,633

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirteen Weeks Ended
	November 28, 2020	November 30, 2019
Operating activities
Net income (loss)	$22,500	$(4,793)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,513	2,525
Amortization of deferred financing costs and debt discount	1,077	455
Stock compensation expense	1,110	1,673
Unrealized loss (gain) on foreign currency transactions	9	(16)
Deferred income taxes	4,400	(1,853)
Amortization of operating lease right-of-use asset	1,182	626
Loss on operating lease right-of-use asset impairment	354	—
Other	402	566
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(8,604)	4,304
Inventories	(18,138)	(9,740)
Prepaid expenses	(558)	(3,513)
Other current assets	2,874	(1,416)
Accounts payable	8,216	(6,533)
Accrued interest	(240)	1,536
Accrued expenses and other current liabilities	(5,127)	8,556
Other assets and liabilities	1,227	(305)
Net cash provided by (used in) operating activities	15,197	(7,928)

Investing activities
Purchases of property and equipment	(93)	(280)
Issuance of note receivable	—	(1,250)
Acquisition of business, net of cash acquired	—	(984,201)
Proceeds from sale of business	5,800	—
Investments in intangible assets	(114)	—
Net cash provided by (used in) investing activities	5,593	(985,731)

Financing activities
Proceeds from option exercises	157	208
Tax payments related to issuance of restricted stock units	(201)	(70)
Payments on finance lease obligations	(78)	(78)
Principal payments of long-term debt	(25,000)	(1,000)
Proceeds from issuance of common stock	—	352,542
Equity issuance costs	—	(3,323)
Proceeds from issuance of long-term debt	—	460,000
Deferred financing costs	—	(8,208)
Net cash (used in) provided by financing activities	(25,122)	800,071

Cash and cash equivalents
Net decrease in cash	(4,332)	(193,588)
Effect of exchange rate on cash	(39)	(42)
Cash at beginning of period	95,847	266,341
Cash and cash equivalents at end of period	$91,476	$72,711

Reconciliation of Adjusted EBITDA

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net (loss) income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net (loss) income before interest income, interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA, when used in conjunction with net (loss) income, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen weeks ended November 28, 2020 and November 30, 2019:

(In thousands)	Thirteen Weeks Ended
	November 28, 2020	November 30, 2019
Net income (loss)	$22,500	$(4,793)
Interest income	(3)	(1,379)
Interest expense	8,372	4,969
Income tax expense	8,374	(1,729)
Depreciation and amortization	4,513	2,525
EBITDA	43,756	(407)
Business transaction costs	—	26,159
Stock-based compensation expense	1,110	1,673
Inventory step-up	—	2,437
Integration of Quest	1,246	1,438
Restructuring	2,519	—
Non-core legal costs	—	479
Other (1)	66	16
Adjusted EBITDA	$48,697	$31,795
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings (loss) per share before depreciation and amortization, business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments at an assumed statutory rate. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen weeks ended November 28, 2020 and November 30, 2019:

	Thirteen Weeks Ended
	November 28, 2020	November 30, 2019
Diluted earnings (loss) per share	$0.23	$(0.05)

Depreciation and amortization	0.03	0.02
Business transaction costs	—	0.22
Stock-based compensation expense	0.01	0.01
Inventory step-up	—	0.02
Integration of Quest	0.01	0.01
Restructuring	0.02	—
Non-core legal costs	—	—
Other (1)	—	—
Net loss impact on diluted earnings per share	—	(0.01)
Rounding (2)	(0.01)	—
Adjusted diluted earnings per share	$0.29	$0.22
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of November 28, 2020:

(In thousands)	November 28, 2020
Net Debt:
Total debt outstanding under the Credit Agreement	$581,500
Less: cash and cash equivalents	(91,476)
Net Debt as of November 28, 2020	$490,024

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the thirteen weeks ended November 28, 2020	$48,697
Add: Adjusted EBITDA for the fiscal year ended August 29, 2020	153,912
Less: Adjusted EBITDA for the thirteen weeks ended November 30, 2019	(31,795)
Trailing twelve months Adjusted EBITDA as of November 28, 2020	$170,814

Net Debt to Adjusted EBITDA	2.9	x